Exhibit 2.14

3G Telemarketing Cooperation Agreement

by and between

China Unicom Co., Ltd. Zhejiang Branch

and

Ningbo Jingxun Communications Equipment Co., Ltd.

3G Telemarketing Cooperation Agreement

Chapter I Qualifications and Authorizations

1.	Parties of Cooperation

Party A: China Unicom Co., Ltd. Zhejiang Branch

Registered Address: Room 1316, No. 1336 Binjiang Road, Binjiang

Attention: Zhou Jing

Party B: Ningbo Jingxun Communications Equipment Co., Ltd.

Legal Representative: Lu Tao

Registered Address: No. 856-862, East Baizhang Road, Jiangdong District, Ningbo, Zhejiang Province

Attention: Lu Tao

2.	Legal Authorization of Parties

1.)	Party A is a branch established in Zhejiang by China Unicom Co., Ltd. in accordance with the laws of the People’s Republic of China (“PRC”), with qualification to legally operate the tele-communication business authorized by the State. Party A hereby represents and warrants that it has fulfilled all necessary legal process to legally operate the business as described in the Agreement, and undertakes that Party A will take full responsibility for any discrepancy or conflict between its action and the law.

2.)	Party B is a private enterprise with the license number 330204000085881. Party B hereby represents and warrants that it has fulfilled all necessary legal process to legally operate the business as described in the Agreement, and undertakes that Party B will take full responsibility for any discrepancy or conflict between its action and the law.

Chapter II Principles and Scope of Cooperation

3.	In order to take full advantage of both parties’ resources and advantages to co-develop the tele-communication business, Party A and Party B (hereinafter referred as “Parties”) agree to enter into the Agreement under the principle of resources sharing, advantages complementary and mutual benefits in accordance with PRC laws and regulations in relation to tele-communication business.

4.	The Parties hereby agree to cooperate in 2G and 3G business through telemarketing. Within the scope of authorization from Party A, Party B shall take full advantage of its telemarketing resources to sell 3G business and maintain customers. Party A shall pay commission to Party B according to its business development degree.

1.)	Target customers: the potential mobile communication service customers who are not users of China Unicom 3G network

2.)	Conventional Services:

i.	The Scope of Cooperative 3G Services: 3G prepaid SIM card, 3G postpaid SIM card, Point of Sales (POS), etc.

ii.	Customer Marketing

Party B shall actively recommend the Unicom service package to customers, take orders based on customers’ intention and provide SIM card, device delivery and connect services pursuant to the conventional procedures.

iii.	Customer Services

During the cooperative period of this Agreement, Party B shall be responsible for maintaining its own customers through Data Mining Technology, customer demands analysis and other marketing service measures.

iv.	Other Services Agreed by the Parties (IPHONE Contract Plan and other business commission policy shall be arranged separately.)

3.)	Except as otherwise provided for in this Agreement, during the cooperative period, Party B shall obtain Party A’s written consent in advance should one of its services need Party A’s network resources, brand and service etc. During the cooperative period of this Agreement, all the services contemplated under this Agreement have obtained the authorization with respect to Party A’s service identifier, commercial image and service standard within the scope of .

5.	Security Deposit

1.)	Party B shall pay Party A RMB[**] prior to January 31, 2012, as the security deposit for conducting Party A’s business.

2.)	Party A is entitled to deduct a part or all of the security deposit in the event that Party B breaches the terms of this Agreement.

3.)	Upon the expiration of this Agreement, in the event that Party B continues to be Party A’s agency, the security deposit under this Agreement shall be deemed as the security deposit of the renewed agency agreement.

4.)	In case of expiration or early termination of this Agreement, within three months after termination of Party B’s commission benefit period, after Party B settles the relevant account and returns the materials provided by Party A to Party A, Party A shall refund the rest of Party B’s security deposit (if any) with no interest. Party B shall take economic and legal responsibility for any reasonable complaint made by the customers developed by Party B.

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

Note: the commission benefit period refers to commission settlement period.

Chapter III Parties’ Rights and Obligations

6.	Party A’s Rights and Obligations

1.)	Party A shall directly provide Party B with the agent service related SIM cards, forms, promotional materials etc. and promptly inform Party B, among others, the cost standard, service charge policy, promotion plan, business management system (and its updates).

2.)	Party A shall provide Party B with the business number and authorization for the 3G E-business platform and the training for business process, system operation, service, etc.

3.)	Party A shall be responsible for Party B’s routine business advice and channel marketing management. Party A is entitled to supervise and assess Party B’s routine business, in particular Party B’s operating and growth capability, including but not limited to the number of customer, income, churn rate, customer contribution rate, etc.

4.)	Party A shall settle the marketing commission with Party B and make such payment monthly according to the Parties’ agreed commission proportion, the assessment standard and Party B’s business development results.

5.)	In the event that Party B fails to reach the sales volume it undertakes under this Agreement (cooperative partner and city to be indicated), Party A is entitled to assess the situation unilaterally and seek damages from Party B for the breach of this Agreement through commission fee deduction, discontinuation of cooperation with Party B and other means.

6.)	Party A is entitled to ascertain and adjust the marketing commission standard in accordance with the competent authority’s regulations and the development of its business after informing Party B in writing. The adjusted standard shall be deemed as an effective part of this Agreement. Party B hereby agrees that it fully understands and accepts the aforementioned agreement.

7.)	According to Party B’s performance assessment result, service quality or any property or reputation damage caused by Party B, Party A is entitled to seek economic compensation from Party B or terminate this Agreement unilaterally.

8.)	Party A is entitled to issue Business Notice, the contents of which bear the same legal effect as this Agreement. In case there is any discrepancy between the Business Notice and this Agreement, the Business Notice shall prevail.

9.)	For the convenience of Party B’s business development, as the local resources condition may be, Party A shall support Party B with local power related support. In the event that the interprovincial power networks are required, Party A shall coordinate with other departments to support. The cost incurred thereof shall be afforded by Party B.

10.)	Special Terms for Different Cities

Cooperation City	Cooperation Model	Monthly Commitment Volume	Special Requirement for Different Cities
Ningbo	Ordinary 3G Telemarketing	[**] households

7.	Party B’s Rights and Obligations

1.)	Party B shall be in compliance with national laws, regulations and rules and relevant policies stipulated by telecom authority;

2.)	Party B shall be responsible to conduct customer marketing during the term of this Agreement, within the authorization of this Agreement and pursuant to the Party A’s business standard (and its updates);

3.)	Party B shall conduct customer marketing and services in accordance with the service items and marketing standard as agreed by the Parties;

4.)	Party B shall be responsible to collect, summarize and analyze customers’ demand, collect the fees prescribed by Party A and inform Party A in due course;

5.)	Party B shall make marketing plans in a timely manner according to customer’s demand and report to Party A for review;

6.)	Party B’s marketing strategy shall follow the marketing and audit criterion as agreed by the Parties. Party B shall segregate its customers from Party A’s existing customers;

7.)	It is strictly prohibited to provide any information that may violate the State’s principles, policies, regulations or conflict with the State’s policies, laws and regulations in force. Party B shall take full responsibility for any adverse consequences and disputes incurred by the information it provides to customers. Party B shall not develop customers in a way that may violate the State’s policies, laws and regulations in force, otherwise it shall be fully responsible for any adverse consequences and disputes incurred thereof.

8.)	Without Party A’s written consent, Party B shall not provide service that is not included in the service items agreed by the Parties;

9.)	Party B shall not cooperate with Party A’s competitors to engage in similar business;

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

10.)	Party B shall keep confidential Party A’s business secrets.

Chapter IV Intellectual Property

8.	Party B hereby warrants and guarantees, without Party A or other Branches’ written consent, not to use, or permit or provide any third party to use Party A’s trademarks, service marks or logos and other intellectual property (including any part of its characters, models of characters or its name in Chinese/English) or the similar trademarks, service marks or logos and intellectual property in any event.

9.	Party B guarantees that all the stationeries, business cards, advertisements, promotion texts and other goods and certificates with the brand names, trademarks, service marks, service logos of “China Unicom” (Chinese and English), which obtain Party A’s permits shall only be used in the businesses hereto.

10.	Without Party A’s written consent, Party B shall not disclose to any third party or use for other purposes irrelevant to this Agreement any confidential information/business information related to Party A and its business which are obtained during its ordinary business course.

Chapter V Settlement Standard and Method of Payment

11.	The commission shall be settled according to Party A’s unified policy.

12.	Settlement Procedure and Method of Payment

1.)	The commission shall be calculated by the Parties on a monthly basis, once a month.

2.)	The number of commission shall be provided by Party A and subjects to the Parties’ verification. Party A shall pay the commission to Party B through bank transfer no later than the 20th day of the month after. Party B shall provide Party A the receipt prior to Party A’s payment of the commission, otherwise Party A’s obligation to pay shall be postponed.

Chapter VI Liabilities for Breach the Agreement

13.	Party A’s Liabilities for Breach the Agreement:

In the case of any of the following events, Party A shall compensate Party B according to Party B’s actual and calculable economic loss:

1.)	Party A fails to pay Party B the commission specified in this Agreement or its supplemental agreement due to its own reason;

2.)	Party A fails to fulfill its obligations and warranties under the Rights and Obligations Section of this Agreement due to its own fault, which impact the operation of the 3G business marketing under this Agreement.

14.	Party B’s Liabilities for Breach the Agreement

1.)	In the event that Party B fails to fulfill its obligations and warranties under the Rights and Obligations Section of this Agreement, which impacts the operation of the 3G business marketing under this Agreement, Party A shall immediately suspend the settlement of the commission with Party B. Party B shall pay Party A the penalty, fine or compensation for the losses, which Party A is entitle to deduct directly from the security deposit and/or the commission, and Party B shall be responsible for any shortfall.

i.	Party B sells forged, fake and illegal commodities;

ii.	Without Party A’s written consent, Party B transfers all or part of the rights and /or obligations under this Agreement to any third parties;

iii.	Party B unilaterally ceases to conduct telemarketing without Party A’s written consent;

iv.	Party B violates Party A’s rules concerning management and service, resulting in material complaint brought by customers and media coverage, causing adverse effect to Party A.

v.	Without Party A’s written consent, Party B shall not expand its business through substantial channel agency marketing.

2.)	In order to ensure the quality of customers and prevent illiquidity, the Parties hereby agree that the customers successfully developed shall be subject to verification by Party B itself and system, short messages, voice, business verification and other methods of verification by Party A. The methods and penalty standards are set forth below:

i.	Party B’s self-verification: customers successfully developed by Party B shall be subject to Party B’s verification with regard to, among others, the quality of each marketing stage, services provided and the qualification of business verification.

ii.	Party A’s verification: Party A is entitled to verify the customers successfully developed by Party B with regard to whether it is beyond the marketing limit and in accordance with the criterion of service providing.

iii.	Beyond the marketing limit: evidenced by communication and short message records and revisit call, the target customer turns out a customer of Party A originally. The marketing conducted by Party B to Party A’s customers refers to marketing conducted beyond the limit. Should Party B was fully aware that the customer it develops was Party A’s customer, it then constitutes marketing in bad faith.

iv.	Deduction standard: Customers developed by Party B shall be subject to Party A’s verification. The customers developed beyond the marketing limit shall not be calculated in settlement. Customers developed beyond the marketing limit by Party B for the purpose of illiquidity shall not be calculated in settlement and subject to a penalty of RMB[**] per customer. In the event that Party B violates the criterion of service providing, it shall be treated accordingly.

v.	Deduction for complaint: The complains brought by customers with regard to Party B’s services of bad quality, inexperienced services, misleading or deceptive information provided to customers (based on complains reported to 10010), upon verification, for each complaint, a deduction of RMB[**] shall be imposed on Party B’s commission as appropriate.

3.)	Each Party breaches the Agreement, the other Party shall take the following measures:

i.	Request the breaching Party to rectify within a limited period;

ii.	Cease to perform part or all of the Agreement;

iii.	Impose a penalty of [**]% of the unpaid amount per day;

iv.	Seek other rectifications.

Chapter VII Force Majeure Clause

15.	In the event that any Force Majeure event occurs, this Agreement shall suspend automatically until such Force Majeure event terminates, and the term of this Agreement shall be postponed correspondingly. The Party affected by a Force Majeure event could be exempted from obligation only if it can provide to the other Party a certificate made by competent authority within five (5) days as of the occurrence of the Force Majeure event.

Chapter VIII Settlement of Dispute

16.	The Parties agree to try their best to settle any dispute arising out of or in connection with this Agreement between the Parties through negotiation, including (but not limited to) any dispute concerning the validity and existence of this Agreement.

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

17.	For any dispute arising during the execution of this Agreement, the Parties shall settle the dispute through negotiation in the spirit of mutual understanding and cooperation. Should the negotiation fails, each Party is entitled to institute a legal proceeding in the People’s Court of the area where Party A resides.

Chapter IX Effectiveness of the Agreement

18.	This Agreement shall become effective as of the date of execution by the Parties’ legal representatives or authorized signatories.

19.	This Agreement is made in six (6) copies; each Party holds three (3) copies; each copy has the same legal effect.

20.	The cooperation term of this Agreement is one (1) year starting December 1, 2011. A Supplemental Agreement could be entered into should both Parties agree to extend the Agreement upon expiration.

Chapter X Miscellaneous

21.	Party A and Party B shall enter into other agreements on the implementation of this Agreement in various areas.

22.	Within the term of this Agreement, Party B shall strictly implement the provisions in connection with agency management stipulated and modified by Party A from time to time. Any violation by Party B to the aforesaid provisions shall be regarded as breach of this Agreement, and Party A is entitled to terminate this Agreement and seek damages from Party B.

23.	Matters not mentioned herein, if any, could be revised or supplemented through negotiation by the Parties. The contents of the negotiation shall be in the form of agreement, proposal, discussion etc., which shall be of same effect and validity as this Agreement as of the date of both Parties’ signature and seal.

24.	During the term of this Agreement, if the implement of any provision is affected by any national law, regulation or policy, both Parties shall make adjustments in accordance to the relevant national laws, regulations and policies mentioned herein.

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China Unicom Co., Ltd. Zhejiang Branch

Attention (signature): /s/

Seal:

Date: December 22, 2011

Ningbo Jingxun Communications Equipment Co., Ltd.

Attention (signature): /s/

Seal:

Date: